Exhibit 99.1

GigCapital7 Corp. Announces Pricing of $200,000,000 Initial Public Offering

Palo Alto, CA. - August 29, 2024 - GigCapital7 Corp. (NASDAQ: GIGGU) (the “Company”), a Cayman Islands exempted company, announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Global Market (“NASDAQ”) and trade under the ticker symbol “GIGGU” beginning on August 29, 2024. Each unit consists of one (1) Class A ordinary share and one (1) redeemable warrant. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NASDAQ under the symbols “GIG” and “GIGGW”, respectively.

Craft Capital Management LLC is acting as joint book-running manager with EF Hutton LLC in the offering. The underwriters have been granted a 45-day option to purchase up to an additional 3,000,000 units offered by the Company to cover over-allotments, if any. The offering is expected to close on August 30, 2024, subject to customary closing conditions.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on August 28, 2024. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EF Hutton LLC, Attn: Syndicate Department, 590 Madison Ave., 39th Floor, New York, New York 10022, by telephone at (212) 404-7002, by fax at (646) 861-4697, or by email at syndicate@efhutton.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GigCapital7 Corp.

GigCapital7 Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Christine M. Marshall

Chief Financial Officer

christine@gigcapitalglobal.com

(650) 276-4040